EXHIBIT 10.1


                              HEADS OF AGREEMENT


     This Agreement is entered into as of April 29, 1996, by and between Advanced Tissue Sciences, Inc., a Delaware corporate ("ATS"), and Smith & Nephew plc, a company organized under the laws of the United Kingdom, with respect to the following facts:

     A. ATS and Smith & Nephew, plc, or it affiliates ("S&N") have worked together successfully in another venture over the past two years, and the parties desire to enter into a new venture.

     B. ATS has patent rights and other proprietary rights to a tissue engineered skin product known as "Dermagraft (R)" which may be useful in a variety of medical applications, including the treatment of diabetic foot ulcers. ATS presently is in the final phase of human clinical trials in anticipation of a request to obtain FDA approval for marketing in the U.S. the Dermagraft product for treatment of diabetic foot ulcers.

     C. ATS and S&N desire to form a new 50/50 joint venture company (the "Company"), to be owned equally between ATS and S&N. By mutual agreement, the parties may form one or more companies pursuant to this Agreement, which multiple companies are referred to herein collectively as the Company. The purpose and focus of the Company will be to complete development of the Dermagraft product for the treatment of diabetic foot ulcers, and to manufacture, market and sell the Dermagraft product for the treatment of diabetic foot ulcers. Except as specified herein, the Company may perform some of these activities directly, and/or the Company may subcontract the performance of some of these activities to other parties, including ATS and S&N or their affiliates.

     D. The purpose of this Agreement is to evidence the principal terms of the parties' agreement for this new joint venture company. It is understood that customary definitive agreements containing additional details and provisions will be prepared and signed subsequently, in order to further implement the parties' agreement as set forth in this Agreement.

     WHEREFORE, the parties hereto mutually agree to the following principal terms for the formation and operation of a new joint venture company:

         1.  Product:  Dermagraft and all improvements and extensions.

         2.  Field of Use:  Treatment of diabetic foot ulcers.

         3.  Territory:  Worldwide

         4.  Company Structure:

             a. The legal form, terms and structure of the Company will be determined subsequently by the parties.

             b. ATS and S&N will share equally all revenues, costs and funding of the Company from and after January 1, 1997. Prior to said date, ATS shall be responsible for the applicable costs.

             c. The Company will manage and finance all aspects of the joint venture business, including product development, clinical trials, manufacturing, marketing and sales.

         5.  Selling and Marketing:

             a. Under the governance of the Company's Executive Board (as described in Section 11 below), the Company will establish a worldwide marketing team comprising individuals from both ATS and S&N.

             b. Unless otherwise approved by the Company's Executive Board, national marketing and selling will be subcontracted to S&N. ATS and S&N will charge selling and marketing expenses at cost, including reasonable and appropriate overhead costs allocated in a manner approved by the Company's Executive Board, to the Company.

             c. ATS and S&N intend to hire The Wilkerson Group to give input and recommendations concerning the Company's business, including without limitation, topics such as (i) characterizing the roles of each party in selling and marketing Dermagraft (including the development of a "technical" sales force which may be subcontracted to ATS to provide specific and technical information relative to Dermagraft), and (ii) developing a business plan for the commercialization of Dermagraft in the U.S. and/or Europe.

         6. Manufacturing: ATS will continue to manufacture Dermagraft at ATS's facility in the U.S., under contract with the Company. Any additional manufacturing facilities will be approved by the Company's Executive Board and will be under the control and responsibility of ATS with the oversight of the Executive Board. ATS will charge manufacturing expenses at cost, including reasonable and appropriate overhead costs allocated in a manner approved by the Company's Executive Board, to the Company. Additionally, the parties will determine an appropriate and reasonable mechanism (i) to repay

ATS for manufacturing facility capital expenditures to date (and equal sharing of manufacturing facility expenditures going forward), or (ii) to reimburse ATS the costs of depreciation for the manufacturing facility (at reasonable rates to be agreed to by the Company's Executive Board), plus interest at LIBOR plus four points on the reducing net book value of the manufacturing facility.

         7.  License of Technology:

             a. ATS will enter into a License Agreement, pursuant to which ATS will grant to the Company (perhaps via or with S&N) exclusive, worldwide license rights to the ATS patents and technology to make, use and sell Dermagraft for the treatment of diabetic foot ulcers.

             b. The Company will pay any "pass through" royalties owed on the MIT Technology, but the Company will not pay any additional royalties to ATS.

             c. S&N (perhaps via the Company) will pay to ATS the commencement fees and milestone payments as specified in Section 8 below.

             d. The License Agreement will contain provisions similar to the license agreement for the ATS/S&N cartilage joint venture.

         8. Commencement Fees and Milestone Payments: S&N (perhaps via the Company) will pay directly to ATS the following sums, with respect to ATS's patents and technology:

             a.     Commencement Fees:

                            Event                                   Fee
                            -----                                   ---

                       Upon signing this Agreement,
                       with respect to ATS's patents
                       and technology:                       US $10 million

             b.     Milestone Payments:

                            Event                                   Fee
                            -----                                   ---

                       i)   Receive PMA approval in U.S.          $5 million

                       ii)  Within 24 months after the PMA
                            approval, obtain U.S. Medicare
                            reimbursement at an average
                            purchase price of a minimum of
                            $375 per piece of Dermagraft          $5 million

                      iii)  $100 million worldwide annual sales  $10 million

                       iv)  $200 million worldwide annual sales  $10 million

                        v)  $300 million worldwide annual sales  $10 million

                       vi)  $400 million worldwide annual sales  $10 million

                      vii)  $500 million worldwide annual sales  $10 million

Said annual sales relate to sales obtained in any twelve month period.

The payments to be made to ATS pursuant to Section 8 will be structured in a manner to permit S&N (i) to amortize such payments for tax purposes, and (ii) to split the payments by territorial right, so long as said structuring does not materially adversely affect ATS or the Company.

         9.  Loan to ATS:

             a. S&N shall make loan advances to ATS aggregating up to $10 million, in increments of at least $1 million, anytime during calendar year 1997. At its election, ATS may access any or all of the $10 million loan at an interest rate equal to LIBOR plus four points.

             b. ATS will pay on a quarterly basis, in arrears, the accrued interest at the rate of LIBOR plus one point; and the remaining interest equal to three ponts shall accrue and be payable at the end of three years from each loan advance.

             c. The principal plus any unapid accrued interest will be payable at the end of three years from each loan advance.

             d. Repayment of principal and/or interest may be in the form of cash or ATS common stock, at ATS' election. If ATS elects to repay some or all of the loan in the form of common stock, such stock will be registered and priced at the then current market value.

             e. It ATS defaults on any payment of principal or interest when due, and said default is not cured within ten days after ATS receives a written notice of default and demand for payment, then the entire amount of principal and accrued interest shall become immediately due and payable upon the demand of S&N.

         10. Use of Names:

             a. In the event ATS enters into a partnership or other joint enterprise of any kind with a third party for other wound care indications, the name "Dermagraft" will not be used for such product.

             b. However, if ATS markets such products on its own, ATS will have the right to use the name Dermagraft, so long as the product does not create conflicts in the marketplace (e.g., allowing physicians to use either ATS' or the Company's product "off label" in violation of either party's rights to a particular indication).

             c.  ATS retains the right to use the name Dermagraft-TC (TM).

             d. Notwithstanding the foregoing, while the Company is still operating and proceeding in the ordinary course of business, and ATS still remains as an owner of the Company, ATS will not compete with the Company's products for the treatment of diabetic foot ulcers.

         11. Governance:

             a. The Company will be governed by an Executive Board comprising equal numbers of ATS and S&N representatives, with equal decision making authority.

             b. A mutually agreed upon General Manager will be hired to run the Company, who will report directly to the Executive Board.

             c. Deadlock decisions at the Executive Board level will be referred to the CEOs of ATS and S&N for resolution, prior to any arbitration.

         12. First Refusal for Other Products:

             a. ATS grants to the Company a 90-day right of first refusal to commercialize Dermagraft for other wound care indications, excluding those indications described in Section 12c hereof.

             b. This right of first refusal applies only if ATS plans to enter into an alliance or other joint enterprise of any kind with a third party for such commercialization. ATS will offer to S&N the right to participate in such commercialization on the same terms upon which the third party intends to participate. In the event that S&N does not exercise its right of first refusal within the 90-day period after it receives such offer, then ATS would have the right to enter into the transaction with the third party upon such terms or other terms more favorable to ATS; provided that if ATS does not enter into such transaction with such third party within 180 days, then S&N's right of first refusal again will apply to the transaction. This right of first refusal does not apply if ATS pursues such commercialization on its own.

             c. ATS retains the rights to use Dermagraft and Dermagraft-TC for burns and in plastic and reconstructive surgery.

         13. Plan and Budget:

             a. ATS and S&N intend that a draft business plan and budget will be prepared for review, revision and approval by the Company's Executive Board. Said business plan and budget will recommend reasonable cost allocations for the subcontracted activities.

             b. The Executive Board will approve the operating budget for the Company, and determine the amount and timing for ATS and S&N to make contributions of operating funds. Such contributions will be on an equal basis.

             c. The parties have targeted an operating loss for the Company for calendar year 1997 of not more than $3.2 million, depending on and subject to decisions by the Executive Board concerning various commercialization activities.

         14. Definitive Agreements: The following definitive agreements to implement the foregoing principal provisions shall be drafted and mutually approved by ATS and S&N as follows:

             a.  Entity organizational documents.

             b.  License Agreement, from ATS to the Company.

             c.  Loan Agreement, between ATS and S&N.

ATS and S&N shall use good faith and reasonable efforts to draft, mutually approve and sign the definitive agreements as soon as is reasonably feasible.

         With respect to matters for the definitive agreements which are not addressed in this Agreement (e.g., termination, intellectual property, indemnity, and product liability), the parties will first look to the concepts set forth in the parties' cartilage joint venture for guidance. In the event of a termination of the joint venture contemplated hereby prior to the execution and delivery of definitive agreements, Ernst & Young, as auditors of both parties, will be asked to arbitrate informally the terms of such termination on the basis of the cartilage joint venture termination provisions.

         In due course, under the governance of the Company's Executive
Board, the Company may enter into additional agreements in the future, such as for i) Administrative Services, ii) Research, iii) Clinical Trials, iv) Manufacturing, v) Marketing and Sales, vi) Technical Sales Force, etc. Said additional agreements shall be on terms consistent with the provisions of this Agreement.

         15. Governing Law: This Agreement shall be construed in accordance with the laws of the State of Delaware.

         16. Arbitration: Any disputes arising with respect to this Agreement shall be resolved through binding arbitration by a single, qualified arbitrator selected from a list of three candidates furnished by the president of HIMA. If the president of HIMA is unwilling or unable to provide a list of candidates, the candidates shall be proposed by the American Arbitration Association, Chicago, Illinois from its Complex Dispute Panel. The arbitration proceedings shall be conducted in accordance with the then current Commercial Rules of Arbitration of the American Arbitration Association, or in accordance with such other rules or procedures as the arbitrator may specify. The arbitration shall take place in Chicago, Illinois, USA. Each party will bear all of its own arbitration expenses, plus one-half of the arbitrator's fee.

         17. Public Announcement; Upon signing this Agreement, the parties shall jointly issue the mutually approved press release, in the form attached hereto. Except for the foregoing, neither party hereto, nor its affiliates or representatives, shall make or cause to be made any public disclosure or other announcement with respect to the transactions contemplated hereby except with the prior written consent of the other party hereto, or except as may be required by applicable law.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth above.



                                       ADVANCED TISSUE SCIENCES, INC.



                                       By: /s/ Arthur J. Benvenuto
                                           __________________________


                                       SMITH & NEPHEW, PLC



                                        By: /s/ John H. Robinson
                                            __________________________